HEWLETT-PACKARD COMPANY AND SUBSIDIARIES


                            EXHIBIT INDEX
                            -------------



Exhibits:

  1.     Not applicable.

  2.     None.

  3.     Not applicable.

  4.     None.

  5-9.   Not applicable.

  10-11. None.

  12-14. Not applicable.

  15.    None.

  16-17. Not applicable.

  18-19. None.

  20-21. Not applicable.

  22-24. None.

  25-26. Not applicable.

  27.    Financial Data Schedule

  28.    Not applicable.

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                                Exhibit 27
                         FINANCIAL DATA SCHEDULE

This Schedule contains summary financial information extracted from (Consolidated Condensed Balance Sheet and Consolidated Condensed
Statement of Earnings) and is qualified in its entirety by reference to such financial statements.



Item Number     Item Description                       (Millions except
                                                         par value and
                                                       per share amounts
                                                       -----------------


                                                        July 31, 1994


   5-02(1)        cash and cash items                         1,616
   5-02(2)        marketable securities                         859
   5-02(3)(a)(1)  notes and accounts receivable-trade         4,471
   5-02(4)        allowances for doubtful accounts             n/a
   5-02(6)        inventory                                   4,301
   5-02(9)        total current assets                       11,909
   5-02(13)       property, plant and equipment               7,707
   5-02(14)       accumulated depreciation                    3,521
   5-02(18)       total assets                               18,503
   5-02(21)       total current liabilities                   7,669
   5-02(22)       bonds, mortgages and similar debt             572
   5-02(28)       preferred stock-mandatory redemption         n/a
   5-02(29)       preferred stock-no mandatory redemption      n/a
   5-02(30)       common stock                                1,004
   5-02(31)       other stockholders' equity                  8,417
   5-02(32)       total liabilities and stockholders'        18,503
                  equity

                                                          Nine months
                                                      ended July 31, 1994
                                                      -------------------

   5-03(b)1(a)    net sales of tangible products             13,887
   5-03(b)1       total revenues                             17,989
   5-03(b)2(a)    cost of tangible goods sold                  n/a

   5-03(b)2       total costs and expenses applicable to     11,134
                  sales and revenues
   5-03(b)3       other costs and expenses                    5,076
   5-03(b)5       provision for doubtful accounts and notes    n/a
   5-03(b)(8)     interest and amortization of debt discount    110
   5-03(b)(10)    income before taxes and other items         1,702
   5-03(b)(11)    income tax expense                            579
   5-03(b)(14)    income/loss continuing operations           1,123
   5-03(b)(15)    discontinued operations                      n/a
   5-03(b)(17)    extraordinary items                          n/a
   5-03(b)(18)    cumulative effect-changes in accounting      n/a
                  principles
   5-03(b)(19)    net income or loss                          1,123
   5-03(b)(20)    earnings per share-primary                   4.31
   5-03(b)(20)    earnings per share-fully diluted             n/a

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